Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BlueFire Renewables, Inc.

We hereby consent to the use in this Registration Statement of BlueFire Renewables, Inc. on Form S-1 Amendment #1, of our report on the consolidated financial statements of BlueFire Renewables, Inc. and subsidiaries dated April 7, 2011, related to the consolidated financial statements of BlueFire Renewables, Inc. and subsidiaries as of December 31, 2010 and 2009 and for the years then ended and for the period from March 28, 2006 (“Inception”) to December 31, 2010. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California
April 12, 2011